Exhibit 99.1 Contact: Jeff Harkins Investor Relations 940-297-3877

Sally Beauty Holdings Reports Strong Gross Margin and Profit Growth

For Fiscal 2021 First Quarter Despite Pandemic Impacts

GAAP Diluted EPS of $0.50; Adjusted Diluted EPS of $0.50

GAAP Operating Margin of 11.1%; Adjusted Operating Margin of 11.2%

DENTON, Texas, February 4, 2021 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its first quarter ended December 31, 2020. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss the results.

Fiscal 2021 First Quarter Summary

➣

Consolidated same store sales decreased 3.7%, primarily reflecting temporary store closures in international markets, government-mandated capacity restrictions in the U.S. and Canada, and the shut-down of salons in California and certain territories in Canada for part of the quarter due to the impact of COVID-19;

➣	Global e-commerce sales increased 48%; Launched buy online/pick up in-store (BOPIS) at Sally Beauty;
➣	Consolidated gross margin of 50.3%, up 190 basis points compared to the prior year period;
➣

GAAP operating earnings of $104 million and GAAP operating margin of 11.1%; Adjusted operating earnings of $105 million and adjusted operating margin of 11.2%, up 130 basis points compared to the prior year period;

➣	GAAP diluted earnings per share of $0.50 and adjusted diluted earnings per share of $0.50, up 11% and 6%, respectively, compared to the prior year period;
➣	Inventory of $896 million, down 10% to the prior year; and
➣	Strong liquidity position; Balance sheet cash of $538 million and zero balance outstanding on $600 million asset-based line of credit at quarter end.

“Our teams executed well both operationally and financially in a particularly challenging topline environment,” said Chris Brickman, president and chief executive officer. “Despite the disruption to sales from store closures and capacity restrictions globally and salon shut-downs in California and parts of Canada, we delivered strong gross margins above 50%, closely managed expenses and generated a 6% increase in adjusted diluted earnings per share.”

“At the same time, we made continued progress against our key initiatives, which included commercializing new digital capabilities such as BOPIS, growing customer engagement and loyalty, and executing against the remaining steps in our successful transformation journey, which is expected to be completed by the end of the year. Through our strategic investments and repositioning over the past few years, we now have a solid infrastructure and robust set of capabilities that we believe will extend our leadership position in hair color and fuel a new leg of growth for SBH post-pandemic.”

COVID-19 Update

The table below includes the operating status of corporate-owned stores at the end of each month during the first quarter, reflecting the disruption caused by COVID-19 on global stores operations and customer traffic.

	October			November			December
Territory	Hard Closed	Reduced Capacity	Fully Open	Hard Closed	Reduced Capacity	Fully Open	Hard Closed	Reduced Capacity	Fully Open
Sally US/CAN	0%	0%	100%	0%	24%	76%	0%	38%	62%
Sally Europe	2%	4%	94%	43%	33%	24%	62%	2%	36%
Sally LATAM	1%	53%	46%	2%	76%	22%	25%	60%	15%
BSG US/CAN	0%	7%	93%	0%	28%	72%	2%	43%	55%
SBH Total *	0%	5%	95%	4%	29%	67%	8%	37%	55%

*Includes corporate stores only (excludes franchises)

Fiscal 2021 First Quarter Operating Results

First quarter consolidated same store sales decreased 3.7% and consolidated net sales decreased 4.5% to $936.0 million, primarily due to the impact of the COVID-19 pandemic (including temporary store closures in international markets, restricted capacity in certain markets and salon shut-downs in California and parts of Canada for a portion of the quarter) and operating 43 fewer stores compared to the prior year. Foreign currency translation had a favorable impact of approximately 40 basis points on reported sales. Global e-commerce sales increased 48%, partially offsetting the decline.

Consolidated gross profit for the first quarter was $470.7 million compared to $474.8 million in the prior year. Consolidated gross margin was 50.3%, an increase of 190 basis points versus 48.4% in the prior year, driven primarily by fewer promotions in the Sally segment.

Selling, general and administrative (SG&A) expenses totaled $366.2 million, down $11.8 million versus the prior year, driven primarily by lower labor costs and advertising expenses. As a percentage of sales, SG&A was 39.1% compared to 38.6% in the prior year, driven primarily by lower sales volume compared to the prior year.

GAAP operating earnings and operating margin in the first quarter were $104.3 million and 11.1%, respectively, compared to $94.4 million and 9.6%, respectively, in the prior year. Adjusted operating earnings and operating margin increased to $104.5 million and 11.2%, respectively, compared to $96.9 million and 9.9%, respectively, in the prior year.

GAAP net earnings in the first quarter were $57.2 million, or $0.50 per diluted share, compared to $53.2 million, or $0.45 per diluted share in the prior year. Adjusted net earnings were $57.4 million,  an increase of 4% versus $55.2 million in the prior year and adjusted earnings per diluted share increased 6% to $0.50. Adjusted EBITDA in the first quarter was $133.8 million, an increase of 5.0%, compared to the prior year, and adjusted EBITDA margin was 14.3%, an increase of 130 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of December 31, 2020, the Company had cash on the balance sheet of $538 million and a zero balance outstanding under its $600 million asset-based revolving line of credit. The Company ended the quarter with a leverage ratio of 2.78x, reflecting our significant cash balance. For comparison purposes, the leverage ratio, as defined in our loan agreements where the impact of balance sheet cash is capped at $100 million for net debt calculation purposes, was 3.73x.

First quarter fiscal 2021 cash flow from operations totaled $39.0 million. Capital expenditures totaled $15.5 million. Operating free cash flow totaled $23.5 million. The Company did not repurchase any shares during the quarter. Subsequent to quarter end, the Company utilized excess cash to repay the remaining $213 million on its 4.5% fixed-rate term loan.

Fiscal 2021 First Quarter Segment Results

Sally Beauty Supply

•

Global segment same store sales decreased 3.3% in the first quarter. The Sally Beauty businesses in the U.S. and Canada represented 79% of the segment sales for the quarter and had a same store sales decrease of 0.6%. Both Europe and Latin America had significant decreases in same store sales for the quarter given the temporary store closures from the impact of COVID-19.

•

Net sales were $547.7 million in the quarter, a decrease of 3.8% compared to the prior year, driven primarily by the impact of the COVID-19 pandemic (including temporary store closures and restricted capacity in certain markets) and operating 58 fewer stores compared to the prior year. Foreign currency translation had a favorable impact of approximately 50 basis points on reported sales.

•	At the end of the quarter, net store count was 3,645, a decline of 58 stores compared to the prior year.
•

Gross margin increased by 340 basis points to 57.7% in the quarter with the Sally Beauty business in the U.S. and Canada delivering a gross margin of 60.5%. The increase in the gross margin rate was driven primarily by the favorable impact from fewer promotions.

•	GAAP operating earnings were $95.1 million in the quarter, an increase of 28.2% compared to the prior year. GAAP operating margin was 17.4% compared to 13.0% in the prior year.

Beauty Systems Group

•	Total segment same store sales decreased 4.6% in the first quarter.
•

Net sales were $388.4 million in the quarter, a decrease of 5.5% compared to the prior year, driven primarily by the impact of the COVID-19 pandemic including restricted capacity in certain markets and salon shut-downs in California and parts of Canada for a portion of the quarter. Foreign currency translation had a favorable impact of approximately 10 basis points on reported sales.

•	At the end of the quarter, net store count was 1,384, an increase of 15 stores compared to the prior year.
•	Gross margin decreased 40 basis points to 39.9% in the quarter, driven primarily by higher capitalized inventory costs resulting from lower inventory purchases.
•	GAAP operating earnings were $48.6 million in the quarter, a decrease of 22.2% compared to the prior year. GAAP operating margin in the quarter was 12.5%, compared to 15.2% in the prior year.
•	At the end of the quarter, there were 702 distributor sales consultants, compared to 740 in the prior year.

Fiscal Year 2021 Outlook

The Company will provide perspective on its outlook for the second quarter during its earnings conference call. The Company will not be providing formal guidance at this time.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, February 4  2021. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 867-6169 (International: (409) 207-6975) and referencing the access code 7453604#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q1 Earnings Presentation. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, February 4, 2021, through February 11, 2021, by dialing (866) 207-1041 (International: (402) 970-0847) and reference access code 9328373#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. The Company operates more than 5,000 stores, including 142 franchised locations. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19 and those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2020. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA Margin; (2) Adjusted Operating Earnings and Operating Margin; (3) Adjusted Net Earnings; (4) Adjusted Diluted Net Earnings Per Share; and (5) Operating Free Cash Flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans and COVID-19 related income for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans and income related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected income related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected income related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	3
Store Count and Same Store Sales	4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2020	2019	Percentage Change
Net sales	$936,022	$980,208	(4.5)%
Cost of products sold	465,298	505,360	(7.9)%
Gross profit	470,724	474,848	(0.9)%
Selling, general and administrative expenses	366,170	377,930	(3.1)%
Restructuring	232	2,531	(90.8)%
Operating earnings	104,322	94,387	10.5%
Interest expense	25,978	21,541	20.6%
Earnings before provision for income taxes	78,344	72,846	7.5%
Provision for income taxes	21,153	19,631	7.8%
Net earnings	$57,191	$53,215	7.5%

Earnings per share:
Basic	$0.51	$0.46	10.9%
Diluted	$0.50	$0.45	11.1%

Weighted average shares:
Basic	112,475	116,125
Diluted	113,828	117,154

			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	50.3%	48.4%	190
Selling, general and administrative expenses	39.1%	38.6%	50
Consolidated operating margin	11.1%	9.6%	150

Effective tax rate	27.0%	26.9%	10

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2020	September 30, 2020
Cash and cash equivalents	$537,644	$514,151
Trade and other accounts receivable	67,950	56,429
Inventory	895,984	814,503
Other current assets	44,300	48,014
Total current assets	1,545,878	1,433,097
Property and equipment, net	305,225	315,029
Operating lease assets	519,985	525,634
Goodwill and other intangible assets	604,846	598,321
Other assets	23,714	23,066
Total assets	$2,999,648	$2,895,147

Current maturities of long-term debt	$186	$180
Accounts payable	285,636	236,333
Accrued liabilities	133,328	170,665
Current operating lease liabilities	154,090	153,267
Income taxes payable	17,096	2,917
Total current liabilities	590,336	563,362
Long-term debt, including capital leases	1,798,154	1,796,897
Long-term operating lease liabilities	390,873	394,375
Other liabilities	29,406	32,976
Deferred income tax liabilities, net	92,013	92,094
Total liabilities	2,900,782	2,879,704
Total stockholders’ equity	98,866	15,443
Total liabilities and stockholders’ equity	$2,999,648	$2,895,147

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2020	2019	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$547,670	$569,147	(3.8)%
Beauty Systems Group ("BSG")	388,352	411,061	(5.5)%
Total net sales	$936,022	$980,208	(4.5)%

Operating earnings:
SBS	$95,128	$74,225	28.2%
BSG	48,572	62,434	(22.2)%
Segment operating earnings	143,700	136,659	5.2%

Unallocated expenses (1)	39,146	39,741	(1.5)%
Restructuring	232	2,531	(90.8)%
Interest expense	25,978	21,541	20.6%
Earnings before provision for income taxes	$78,344	$72,846	7.5%

Segment gross margin:	2020	2019	Basis Point Change
SBS	57.7%	54.3%	340
BSG	39.9%	40.3%	(40)

Segment operating margin:
SBS	17.4%	13.0%	440
BSG	12.5%	15.2%	(270)
Consolidated operating margin	11.1%	9.6%	150

(1)Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31, 2020
	As Reported (GAAP)	Restructuring (1)	COVID-19 Expenses, net (2)	As Adjusted (Non- GAAP)
Selling, general and administrative expenses	$366,170	$-	$45	$366,215
SG&A expenses, as a percentage of sales	39.1%			39.1%
Operating earnings	104,322	232	(45)	104,509
Operating margin	11.1%			11.2%
Earnings before provision for income taxes	78,344	232	(45)	78,531
Provision for income taxes (3)	21,153	34	(12)	21,175
Net earnings	$57,191	$198	$(33)	$57,356

Earnings per share:
Basic	$0.51	$0.00	$(0.00)	$0.51
Diluted	$0.50	$0.00	$(0.00)	$0.50

	Three Months Ended December 31, 2019
	As Reported (GAAP)	Restructuring (1)	As Adjusted (Non- GAAP)
Selling, general and administrative expenses	$377,930	$-	$377,930
SG&A expenses, as a percentage of sales	38.6%		38.6%
Operating earnings	94,387	2,531	96,918
Operating margin	9.6%		9.9%
Earnings before provision for income taxes	72,846	2,531	75,377
Provision for income taxes (3)	19,631	581	20,212
Net earnings	$53,215	$1,950	$55,165

Earnings per share:
Basic	$0.46	$0.02	$0.48
Diluted	$0.45	$0.02	$0.47

(1)For the three months ended December 31, 2020 and 2019, restructuring represents costs and expenses incurred primarily in connection with Project Surge and the Transformation Plan.

(2)For the three months ended December 31, 2020, COVID-19 expenses represents an adjustment to an employee retention payroll tax credit.

(3)The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended December 31,
Adjusted EBITDA:	2020	2019	Percentage Change
Net earnings	$57,191	$53,215	7.5%
Add:
Depreciation and amortization	26,386	27,076	(2.5)%
Interest expense	25,978	21,541	20.6%
Provision for income taxes	21,153	19,631	7.8%
EBITDA (non-GAAP)	130,708	121,463	7.6%
Share-based compensation	2,893	3,473	(16.7)%
Restructuring	232	2,531	(90.8)%
COVID-19	(45)	-	100.0%
Adjusted EBITDA (non-GAAP)	$133,788	$127,467	5.0%

			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	14.3%	13.0%	130

Operating Free Cash Flow:	2020	2019	Percentage Change
Net cash provided by operating activities	$38,986	$62,325	(37.4)%
Less:
Payments for property and equipment, net	15,483	40,875	(62.1)%
Operating free cash flow (non-GAAP)	$23,503	$21,450	9.6%

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of December 31,
	2020	2019	Change
Number of stores:
SBS:
Company-operated stores	3,637	3,690	(53)
Franchise stores	8	13	(5)
Total SBS	3,645	3,703	(58)
BSG:
Company-operated stores	1,250	1,225	25
Franchise stores	134	144	(10)
Total BSG	1,384	1,369	15
Total consolidated	5,029	5,072	(43)

Number of BSG distributor sales consultants	702	740	(38)

BSG distributor sales consultants (DSC) include 180 and 199 sales consultants employed by our franchisees at December 31, 2020 and 2019, respectively.

	Three Months Ended December 31,
	2020	2019	Basis Point Change
Same store sales growth (decline):
SBS	(3.3)%	(1.1)%	(220)
BSG	(4.6)%	1.2%	(580)
Consolidated	(3.7)%	(0.3)%	(340)

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include e-commerce sales, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.